SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Tab Products Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 28, 2001

DEAR STOCKHOLDER:

    On behalf of the entire Tab Products Co. organization, we want to express our profound grief over the national tragedy on September 11th and send our condolences to the families of victims. We extend our deepest sympathy to everyone affected by this devastation. As part of our Professional Services offering, we had five people permanently located in Building Seven in the World Trade complex managing a large file room for a major financial services client. Fortunately, all of our folks were safely evacuated before the building was destroyed by collateral damage.

    Turnaround Underway

    In spite of the costly and disruptive proxy contest initiated by Ted Jaroszewicz that has required TAB to incur in excess of $400,000 in the first quarter of fiscal 2001, TAB made two significant announcements last week.

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  First Quarter results came in better than forecast, demonstrating that the turnaround plan announced in June continues to show results.

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  The Board of Directors approved a stock repurchase program under which TAB will buy back up to 10% of its stock in the open market.

    We are proud to report this is the second consecutive quarter we have significantly improved financial performance over the prior period. Despite the negative earnings impact of the proxy contest, we are still ahead of our commitment to reach breakeven for the entire fiscal year 2002 as communicated in the Company's turnaround plan. Our increased cash and reduced losses demonstrate that the financial turnaround of the Company is well underway.

    Given our net tangible book value of $7.17 as of August 31, 2001, TAB's Board of Directors believes the Company's shares are significantly undervalued at today's market price. In view of our improved financial performance over the last six months and our current and anticipated cash requirements, the Board of Directors concluded that stock repurchases of up to 10% of the Company's outstanding shares at prevailing market prices is not only a good investment but is in the best interests of all TAB stockholders.

    A synopsis of our First Quarter results and a condensed income statement and balance sheet follow at the end of the letter.

    Don't Be Fooled by Jaroszewicz's Attack Letter

    In a desperate attempt to win the proxy contest, Mr. Jaroszewicz wants you to believe that our turnaround plan will not deliver stockholder value. Remember, Mr. Jaroszewicz wants to buy TAB at a price satisfactory to him and his employer, Hamilton Sorter.

    The facts are:

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  The break-even goal he ridicules means that TAB will be operating profitably well before the end of the fiscal year. Given our momentum, this will not be a one time event. We fully expect to see continued profit growth thereafter.

  •
  Our cost reductions are real and tangible and the best evidence of a successful turnaround. This is not business as usual.

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  After very serious evaluation, two of our major stockholders recently joined the TAB Board. We are gratified at this important statement of support.

    We won't resort to mud slinging; we just want to set the record straight and demonstrate results. A business that is growing its bottom line is worth more. We know it and so does Mr. Jaroszewicz. Don't reward Mr. Jaroszewicz's strategy—sign and mail the WHITE proxy today.

    Additional Jaroszewicz Nominee Rejected

    Mr. Jaroszewicz recently nominated Addison Lanier II as an additional nominee to stand for election as a director at the TAB Annual Stockholder's Meeting to be held on October 16, 2001. The Nominating Committee rejected Mr. Lanier as a nominee for the same reasons it had previously rejected, and the Board opposes, the entire Jaroszewicz' slate.

    Vote The Enclosed White Card

    Unfortunately, the company still faces a costly and disruptive proxy fight and as a result, we have included another WHITE proxy card with this mailing. Even if you have previously voted the WHITE card, please return the enclosed card today. Remember, only your latest dated card counts. Furthermore, we ask that you do not return a blue card solicited by Mr. Jaroszewicz, even voting AGAINST his slate, because it may revoke a WHITE card you previously returned. If you have any questions please call MacKenzie Partners, who is assisting us with the solicitation, at (800) 322-2885.

    Thank you for your support of Tab Products Co.

    Sincerely,

GARY W. AMPULSKI Chief Executive Officer	HANS A. WOLF Chairman of the Board

Synopsis of First Quarter Fiscal Year 2002 Operating Results

The Company reported revenues of $28.5 million for the first quarter of its fiscal year 2002. Although this was a decline from the first quarter of fiscal 2001, it was only 2% below our forecast of $29.0 million. The net loss of $800,000, or $.15 loss per share, was significantly better than the net loss of $3.1 million, or $.60 loss per share, in the corresponding quarter of the previous fiscal year. This net loss of $.15 per share was also better than the loss of $.17 to $.20 cents per share the Company projected in its Form 8-K, filed on June 20, 2001 describing the Company's turnaround plan.

Even though the Company had an operating loss of $1.4 million in the first quarter, it included additional expenses of $400,000 related to the ongoing proxy contest initiated by Thaddeus Jaroszewicz. The Company will continue to incur additional, unplanned costs in the second quarter as a result of this unnecessary proxy contest.

The Company had $12.0 million in cash and short-term securities at August 31, 2001. This is an increase of $3.2 million over the balance just three months earlier. The Tangible Net Book Value continues to be over $7.00 per share. The Board has authorized management to utilize some of the excess cash to buy back 10% of the Company's stock over the next year.

We continue to see the benefit of the cost reduction programs initiated in the fourth quarter of last year. The Company has now shown back-to-back improvements in the normalized operating results of 46% and 59% respectively over the last two quarters.

(continued on next page)

TAB Products Co.

	Three Months Ended August 31
	2001	2000
Revenues	$28,505,000	$30,230,000
Operating Loss	(1,351,000)	(4,486,000)
Loss Before Taxes	(1,230,000)	(4,373,000)
Income Tax Benefit	(431,000)	(1,582,000)
Net Loss before cumulative effect of a change in accounting principle	(799,000)	(2,791,000)
Cumulative effect of a change in accounting principle	—	(330,000)
Net Loss	(799,000)	(3,121,000)
Net Loss Per Share:
Basic	$(.15)	$(.60)
Diluted	$(.15)	$(.60)
Shares Used in Computation:
Basic	5,196,470	5,206,313
Diluted	5,196,470	5,206,313
	August 31, 2001	May 31, 2001
Cash, cash equivalents & short-term investments	$11,984,000	$8,837,000
Accounts receivable, net	$21,137,000	$23,507,000
Inventories	$5,189,000	$5,104,000
Total Assets	$58,916,000	$62,157,000
Total Liabilities	$19,075,000	$21,654,000
Stockholders' Equity	$39,841,000	$40,503,000